EXHIBIT 99.5

                         BENEFICIAL OWNER ELECTION FORM

         I acknowledge receipt of your letter and the enclosed materials relating to the offering of subscription rights (the "Subscription Rights") to purchase shares of common stock, par value $0.0001 per share ("Common Stock"), of Ladenburg Thalmann Financial Services Inc. (the "Company").

         This will instruct you on whether to exercise Subscription Rights distributed with respect to the Common Stock held by you for my account, pursuant to the terms and subject to the conditions set forth in the prospectus dated _________, 2002 (the "Prospectus").

         |_| Please do not exercise my Subscription Rights to purchase shares of Common Stock.

         |_| Please exercise my Subscription Rights to purchase shares of the Common Stock as set forth below.


                            Number of Shares     Subscription Price     Payment

Basic Subscription Right      __________      x     $________        =  _______

Over-subscription Privilege   __________      x     $________        =  _______


By exercising the over-subscription privilege, I represent and certify that I have fully exercised the basic subscription rights received in respect of shares of Common Stock held in the below-described capacity.

         |_|      Payment in the following amount is enclosed:   $____________

         |_| Please deduct $_________ from the following account maintained by you as follows:________________________ (Type of Account and Account No.)



                        Signature(s) of Beneficial Owner:



Date: _____________, 2002           ________________________________
                                                     Signature